Exhibit 10.34

September 30, 2001

Mr. Robert H. Davis
C/o GreenMan Technologies Inc.
7 Kimball Lane
Lynnfield, MA 01824

Dear Mr. Davis

GreenMan Technologies, Inc. agrees to extend the repayment/maturity of all amounts due under the terms of your January 4, 1999 Secured Promissory Note until January 4, 2004 and your January 9, 1998 Secured Promissory Note until April 15, 2004.

Sincerely,

/s/ Maurice E. Needham
Chairman